Exhibit 99.1

TEL 713.627.7474 FAX 713.626.3650 5151 San Felipe, Suite 800 Houston, Texas 77056 www.txpetrochem.com

FOR IMMEDIATE RELEASE

TPC GROUP REPORTS RESULTS FOR

THE QUARTER ENDED DECEMBER 31, 2010

•	Gross Profit increased 21% from prior year quarter

•	Repurchased 2 million shares in December

HOUSTON (Thursday, March 3, 2010) – TPC Group Inc. (NASDAQ:TPCG) today reported revenues of $486.1 million for the quarter ended December 31, 2010, the second and final quarter of the six-month transition period. This compares to $415.8 million in the prior year quarter ended December 31, 2009 and $499.4 million in the immediately preceding quarter ended September 30, 2010. The increase compared to the prior year quarter reflects the positive impact of 30% higher average selling prices, partially offset by 10% lower sales volume. The 3% sequential decline reflects the combined impact of a 1% decrease in sales volume and a 17% decrease in average selling prices.

Gross profit (revenues less cost of sales) for the quarter was $59.2 million versus $49.0 million a year ago, primarily driven by a $0.02 per pound improvement in average unit margin (gross profit per product pound). On a segment basis, C4 Processing gross profit was $40.2 million versus $35.2 million a year ago. The improvement included a $0.01 per pound improvement in average unit margin, partially offset by 12% lower volumes mainly in the raffinate product line. Performance Products gross profit was $19.0 million versus $13.8 million a year ago. The $5.2 million improvement was driven almost entirely by a $0.04 per pound higher average unit margin.

Net loss for the quarter was $0.7 million, or $0.04 per share compared to net income of $8.4 million, or $0.47 per diluted share in the prior year quarter. The 2010 results include a pretax write-off of $3.0 million ($0.11 per share) in deferred financing costs in conjunction with repayment of the term loan. The term loan was repaid by the October issuance of $350.0 million 8.25% senior secured notes due 2017. The 2009 results include the $17.1 million pretax ($0.62 per share) final installment of the recovery from the Company’s business interruption insurance claim related to Hurricane Ike.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization (EBITDA) further adjusted to remove or add back certain items) for the second quarter was $19.0 million compared to $10.2 million for the prior year quarter. Adjusted EBITDA for the prior year quarter of $10.2 million is revised from the previously reported amount of $27.2 million to remove from the C4 Processing segment Adjusted EBITDA the effect of the business interruption insurance recovery. We have concluded that removal of the business interruption insurance recovery, which we consider to be non-recurring in nature, enhances the period-to-period comparability of our operating results and is more useful to securities analysts, investors and other interested parties in their understanding of our operating performance. Adjusted EBITDA is a non-GAAP financial measure, and a reconciliation of Adjusted EBITDA to Net Income (Loss), the most directly comparable GAAP measure, is provided below.

Charlie Shaver, President and CEO, commented, “Despite the seasonal slowdown we typically experience in November and December, global economic growth is allowing us to take advantage of our product slate and improve margins. Prices in North America for butadiene improved during the later part of the quarter after falling significantly from September levels as the market became better balanced.

“In addition, Performance Products again showed significant margin growth as we create products that our customers can use to satisfy global demand.

“Calendar 2010 was a significant and exciting year for the Company. We completed another excellent year in overall environmental, health and safety; achieved record EBITDA; listed our common stock on the NASDAQ; re-financed our long-term debt and completed a $61 million purchase of our shares. Overall I am pleased with the progress we made in completing many of the goals we set for the Company.”

Business Segments

Results of Operations, C4 Processing Segment

(in millions, unaudited)

	Three Months Ended			Variance		Six Months Ended			Variance
	December 31,			Explanation		December 31,			Explanation
	2010	2009	Var	Volume	Price	2010	2009	Var	Volume	Price
Revenue	$394.6	$337.4	17%	-7%	24%	$792.4	$604.4	31%	-3%	34%

Gross Profit	40.2	35.2	14%			87.4	80.0	9%

Adj. EBITDA*	15.7	12.3	28%			39.5	33.3	19%

For the three months ended December 31, 2010 the C4 Processing segment showed growth over last year’s period in revenue, gross profit and Adjusted EBITDA. Revenues benefitted from rising prices in all major categories including a 33% increase in quarterly average butadiene prices. The C4 Processing improvement in unit margin from 5.2 to 6.7 cents per pound was primarily the result of operational and commercial improvements in the B-1 and Fuels product lines. Operational efficiencies in our B-1 and methyl tertiary butyl ether (MTBE) units improved our ability to extract higher volumes of both products and to take commercial advantage of export prices above our on-going contracts.

For the six months ended December 31, 2010 the C4 Processing segment showed growth over last year’s period in revenue, gross profit and Adjusted EBITDA. With demand for B-1 growing over the last half of 2010, margins subsequently expanded resulting in a $0.07 per pound unit margin improvement versus the comparable prior year period.

*	Adjusted EBITDA as shown in the table above for the three and six months ended December 31, 2009 are based on our revised definition, which excludes the business interruption insurance recovery of $17.1 million as the recovery is considered to be a non-recurring item that distorts comparability of our operating results from period to period. The previously reported amounts, which included the business interruption insurance recovery, were $29.4 million and $50.4 million for the three and six months ended December 31, 2009, respectively. Adjusted EBITDA for the three and six months ended December 31, 2010, when compared to the previously reported amounts for the three and six months ended December 31, 2009, declined by 46% and 22%, respectively.

Results of Operations, Performance Product Segment

(in millions, unaudited)

	Three Months Ended			Variance		Six Months Ended			Variance
	December 31,			Explanation		December 31,			Explanation
	2010	2009	Var	Volume	Price	2010	2009	Var	Volume	Price
Revenue	$91.5	$78.4	17%	1%	16%	$193.1	$151.5	27%	6%	21%

Gross Profit	19.0	13.8	38%			43.1	26.7	61%

Adj. EBITDA	9.2	4.5	104%			23.9	8.4	185%

For the three months ended December 31, 2010 the Performance Products segment showed growth in revenue, gross profit and Adjusted EBITDA versus last year’s period supported mainly by PIB volume and margin growth. The unit margin improvement in Performance Products from 9.8 to 13.5 cents per pound was the result of optimization of our new PIB train over the year and growing PIB sales that increased our utilization rates. The demand for our PIB products in the lube and fuel additive markets remains strong as we provide a consistent, quality product for our customers. An increase in gross margin in isobutylene derivates for the quarter was more than offset by a decline in propylene derivatives. Propylene, which is the primary feedstock for our propylene derivative business, saw prices rise dramatically during the quarter due to industry supply problems as a result of ethylene plant and refinery downtime.

For the six months ended December 31, 2010 the Performance Products segment reported substantial Adjusted EBITDA growth versus last year’s period supported by improvements across the isobutylene derivative product lines. PIB volumes grew 25% while per pound unit margin more than doubled versus the comparable prior year period. The polypropylene derivatives product line underperformed relative to the prior year due to the items mentioned above.

Liquidity and Capital Resources

Net cash flow for the quarter ended December 31, 2010 was $51.0 million. Cash provided by operating activities was $52.1 million, capital expenditures were $11.1 million and cash provided by financing activities was $10.0 million. The Company ended the quarter with $85.6 million in cash and full availability of $175.0 million on the revolving credit facility.

Outlook

“The current global economic recovery is positively impacting prices across our product lines. Butadiene prices have been higher each consecutive month this year and natural rubber prices have traded near all-time records. This upward momentum is also supportive of margin expansion, especially in our isobutylene derivative products,” said Shaver.

“Many of our customers are experiencing growth in existing markets and have announced re-investment capital programs. In support of this growth, we are running our plants at high utilization rates and working to find new ways to optimize and extract value. In addition, we are reviewing capital and non-capital options to de-bottleneck certain units. Overall, current trends are creating a favorable environment for the production of butadiene, B-1, PIB and other related products.”

For the first quarter of 2011, ending March 31, the Company expects Adjusted EBITDA to be between $24-$28 million.

Conference Call

Management will discuss the Company’s quarterly results during a conference call and webcast at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Friday, March 4th, 2011. To listen to the call, dial (480) 629-9772 at least 10 minutes prior to the start time and ask for the TPC Group call. Additionally, participants may access live the webcast and related presentation materials from the Investors / Events and Presentations page of the Company’s website at www.tpcgrp.com.

For those unable to listen to the live call, a replay will be available through March 18, 2011 by calling (303) 590-3030 using pass code 4411879#. Also, an archive of the webcast will be available shortly after the call on the Company’s website for approximately 90 days.

About TPC Group

TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials such as C4 hydrocarbons. The Company sells its products into a wide range of performance, specialty and intermediate markets, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. Headquartered in Houston, Texas, and with an operating history of over 68 years, the Company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel, Port Neches and Baytown, Texas and operates a product terminal in Lake Charles, Louisiana. For more information, visit the Company’s website at http://www.tpcgrp.com.

Cautionary Information Regarding Forward-Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly statements that may relate to future operating results, existing and expected competition, financing sources and availability, potential returns of capital to stockholders, the effects of seasonality and plans related to strategic alternatives or future expansion activities and capital expenditures. Although TPC Group believes that such statements are based on reasonable assumptions, no assurance can be given that such statements will prove to have been correct. A number of factors could cause actual results to vary materially from those expressed or implied in any forward-looking statements, including risks and uncertainties such as volatility in the petrochemicals industry, limitations on the Company’s access to capital, the effects of competition, leverage and debt service, general economic conditions, litigation and governmental investigations, and extensive environmental, health and safety laws and regulations. More information about the risks and uncertainties relating to TPC Group and the forward-looking statements are found in the Company’s SEC filings, including the Annual Report on Form 10-K, as amended, which are available free of charge on the SEC’s website at http://www.sec.gov. TPC Group expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

Investor Relations

Contact:	Scott Phipps
Email:	scott.phipps@tpcgrp.com
Phone:	713-475-5294

Contact:	Miguel Desdin
Email:	miguel.desdin@tpcgrp.com
Phone:	713-627-7474

Media Relations

Contact:	Sara Cronin
Email:	sara.cronin@tpcgrp.com
Phone:	713-627-7474

- tables to follow -

TPC GROUP INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31, 2010	September 30, 2010	June 30, 2010
		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$85.6	$34.6	$114.6
Accounts receivable	177.1	170.9	116.4
Inventories	89.3	115.6	94.6
Other current assets	24.1	22.0	21.3

Total current assets	376.1	343.1	346.9

Property, plant and equipment, net	484.5	483.3	491.1
Investment in limited partnership	2.7	2.9	2.7
Intangible assets, net	6.0	6.0	6.0
Other assets, net	42.9	46.0	24.8

Total assets	$912.2	$881.3	$871.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$150.0	$145.2	$156.3
Accrued liabilities	30.9	23.4	21.4
Current portion of long-term debt	—	—	19.1

Total current liabilities	180.9	168.6	196.8

Long-term debt	347.8	268.8	250.4
Deferred income taxes	117.9	117.9	111.4

Total liabilities	646.6	555.3	558.6

Stockholders’ equity	265.6	326.0	312.9

Total liabilities and stockholders’ equity	$912.2	$881.3	$871.5

TPC GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009
Revenues	$486.1	$415.8	$499.4	$985.5	$755.9
Cost of sales	426.9	366.8	428.1	855.0	649.1

Gross profit	59.2	49.0	71.3	130.5	106.8

Operating expenses	34.2	32.3	32.9	67.1	65.0
General and administrative expenses	6.7	7.6	6.0	12.7	13.4
Depreciation and amortization	9.9	9.9	9.9	19.8	20.1
Business interruption insurance recoveries	—	(17.1)	—	—	(17.1)

Income from operations	8.4	16.4	22.5	30.9	25.4

Other (income) expense
Interest expense	8.1	3.8	3.2	11.3	7.5
Write-off term loan debt issuance cost	3.0	—	—	3.0	—
Unrealized gain on derivatives	—	(1.2)	—	—	(1.4)
Other, net	(0.4)	(0.6)	(0.4)	(0.8)	(1.0)

Income (loss) before income taxes	(2.3)	14.4	19.7	17.4	20.3

Income tax expense (benefit)	(1.6)	6.0	6.9	5.3	8.2

Net income (loss)	$(0.7)	$8.4	$12.8	$12.1	$12.1

Earnings per share:
Basic	$(0.04)	$0.47	$0.70	$0.66	$0.68
Diluted	$(0.04)	$0.47	$0.70	$0.66	$0.68

Weighted average shares outstanding:
Basic	18.3	17.9	18.3	18.3	17.9
Diluted	18.3	17.9	18.3	18.3	17.9

TPC GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (In millions)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009

Cash flows from operating activities	$52.1	$41.6	$(77.0)	$(25.0)	$(2.8)

Cash flows from investing activities
Capital expenditures	(11.1)	(3.0)	(2.0)	(13.1)	(4.6)

	(11.1)	(3.0)	(2.0)	(13.1)	(4.6)

Cash flows from financing activities
Proceeds from senior secured notes issue	347.7	—	—	347.7	—
Repayments on term loans	(268.8)	(1.1)	(0.7)	(269.5)	(1.8)
Net payments on revolving credit facility borrowings	—	(34.8)	—	—	0.4
Net proceeds from (payments on) insurance debt	—	(2.3)	—	—	2.6
Repurchase of common stock	(62.5)	—	—	(62.5)	—
Other financing activity outflows	(6.4)	—	(0.3)	(6.6)	—

	10.0	(38.2)	(1.0)	9.1	1.2

Increase (decrease) in cash and cash equivalents	51.0	0.4	(80.0)	(29.0)	(6.2)

Cash and cash equivalents at beginning of period	34.6	—	114.6	114.6	6.6

Cash and cash equivalents at end of period	$85.6	$0.4	$34.6	$85.6	$0.4

TPC GROUP INC.

SELECTED FINANCIAL RESULTS

(unaudited) (in millions, except per share)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	December 31,		December 31,		December 31,
(Millions, except per share)	2010	2009	2010	2009	2010	2009
Revenue	$486.1	$415.8	$985.5	$755.9	$1,918.1	$1,179.5

Gross profit	59.2	49.0	130.5	106.8	268.0	204.6

Operating income	8.4	16.4	30.9	25.4	64.1	33.4

Net income (loss)	(0.7)	8.4	12.1	12.1	30.5	14.6

Adjusted EBITDA - as previously reported		27.2		47.2		86.3
Business interruption insurance recoveries		(17.1)		(17.1)		(27.1)
Unauthorized freight recoveries						(4.7)

Adjusted EBITDA - current definition	$19.0	$10.2	$52.1	$30.1	$106.8	$54.5

Diluted earnings per share	$(0.04)	$0.47	$0.66	$0.68	$1.69	$0.82
Diluted average shares outstanding	18.3	17.9	18.3	17.9	18.1	17.8

TPC GROUP INC.

BUSINESS SEGMENT INFORMATION

(Unaudited) (In millions)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009

Sales volumes (lbs) (1)
C4 Processing	597.2	680.6	587.1	1,184.3	1,265.6
Performance Products	141.0	140.8	161.6	302.6	289.9

	738.2	821.4	748.7	1,486.9	1,555.5

Revenues
C4 Processing	$394.6	$337.4	$397.9	$792.4	$604.4
Performance Products	91.5	78.4	101.5	193.1	151.5

	$486.1	$415.8	$499.4	$985.5	$755.9

Cost of sales (2)
C4 Processing	$354.4	$302.2	$350.6	$705.0	$524.4
Performance Products	72.5	64.6	77.5	150.0	124.7

	$426.9	$366.8	$428.1	$855.0	$649.1

Adjusted EBITDA - as previously reported (3)
C4 Processing (4)		$29.4	$23.8		$50.4
Performance Products		4.5	14.6		8.4
Corporate		(6.7)	(5.3)		(11.6)

		$27.2	$33.1		$47.2

Adjusted EBITDA - current definition (3)
C4 Processing (4)	$15.7	$12.3	$23.8	$39.5	$33.3
Performance Products	9.2	4.5	14.6	23.9	8.4
Corporate	(5.9)	(6.7)	(5.3)	(11.3)	(11.6)

	$19.0	$10.2	$33.1	$52.1	$30.1

(1)	Sales volumes represent product sales volumes only and do not include volumes of products delivered under tolling or similar arrangements, in which we do not purchase the raw materials, but process raw materials for another party for a specified fee.
(2)	Does not include depreciation and amortization expense.
(3)	See below for a discussion of Adjusted EBITDA and the revision of previously reported amounts for prior periods to remove from Adjusted EBITDA the effect of the business interruption insurance recovery which occurred in the quarter ended December 31, 2009. See below for reconciliations of Adjusted EBITDA to Net Income (Loss) for the periods presented. Net Income (Loss) is the most directly comparable GAAP measure reported in the Consolidated Statements of Operations.
(4)	In accordance with our definition of Adjusted EBITDA, as described below, the business interruption insurance recovery in the quarter ended December 31, 2009 has been removed from C4 Processing segment Adjusted EBITDA for purposes of this presentation since we believe inclusion of this item in Adjusted EBITDA would distort comparability between the periods presented.

TPC GROUP INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(Unaudited) (in millions)

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows (or equivalent statements); or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard GAAP refers to generally accepted accounting principles in the United States.

Adjusted EBITDA is presented and discussed in this news release because management believes it enhances understanding by investors and lenders of the Company’s financial performance. Adjusted EBITDA is not a measure computed in accordance with GAAP. Accordingly it does not represent cash flow from operations, nor is it intended to be presented herein as a substitute to operating income or net income as indicators of the Company’s operating performance. Adjusted EBITDA is the primary performance measurement used by senior management and our Board of Directors to evaluate operating results of, and to allocate capital resources between, our business segments. We calculate Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization (EBITDA), which is then adjusted to remove or add back certain items. These items are identified in the Reconciliation of Adjusted EBITDA to Net Income below. As shown in the table above, we have revised previously reported Adjusted EBITDA for the C4 Processing segment for all prior periods to remove the effect of the business interruption insurance recovery which occurred in the quarter ended December 31, 2009. Our calculation of Adjusted EBITDA may be different from calculations used by other companies; therefore, it may not be comparable to other companies.

Provided below is a reconciliation of the Company’s Adjusted EBITDA, a non-GAAP financial measure, to Net Income, the GAAP financial measure most directly comparable to Adjusted EBITDA.

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009
Net income (loss)	$(0.7)	$8.4	$12.8	$12.1	$12.1

Income tax expense (benefit)	(1.6)	6.0	6.9	5.3	8.2
Interest expense, net	11.1	3.8	3.2	14.3	7.5
Depreciation and amortization	9.9	9.9	9.9	19.8	20.1

EBITDA	18.7	28.1	32.8	51.5	47.9

Non-cash stock-based compensation	0.3	0.3	0.3	0.6	0.7
Unrealized gain on derivatives	—	(1.2)	—	—	(1.4)

Adjusted EBITDA as previously reported		27.2	33.1		47.2

Business interruption insurance recoveries	—	(17.1)	—	—	(17.1)

Adjusted EBITDA - current definition	$19.0	$10.2	$33.1	$52.1	$30.1

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